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                                                                     Exhibit 5.1


                              Faegre & Benson LLP
                              2200 Norwest Center
                            90 South Seventh Street
                             Minneapolis, MN 55402

                               January 19, 1999

Wilsons The Leather Experts Inc.
7401 Boone Avenue North
Brooklyn Park, MN 55428

Ladies and Gentlemen:

     In connection with the Registration Stattement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 500,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Wilsons The Leather Experts Inc., a Minnesota corporation (the "Company"), pursuant to the 1998 Stock Option Plan, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ Faegre & Benson LLP

                                         FAEGRE & BENSON LLP